Ex. 99.2

PPM FUNDS
225 West Wacker Dr., Suite 1200
Chicago, IL 60606
312-634-2500

Secretary's Certification
PPM Funds

The undersigned, being the duly elected, qualified and acting Secretary of PPM Funds, a Massachusetts business trust, hereby certifies that the information set forth below is a full, true, and correct copy of resolutions duly adopted by the Board of Trustees of the PPM Funds (the "Board") and that such resolutions have not been altered or repealed and remain in full force and effect as of the date hereof.

Adopted by the Board on the 15th day of February, 2018:

Approval of Fidelity Bond Insurance Coverage

Whereas, the Board of Trustees (the "Board") of the PPM Funds (the "Trust") and PPM America, Inc., proposed Investment Adviser to the Trust, have considered and evaluated the need for a fidelity bond under circumstances where Jackson National Asset Management LLC, proposed Administrator to the Trust, pays the premium and, therefore, the Board need not consider: (i) the amount of the premium for such bond.

Whereas, the Board has given due consideration to the requirements of Section 17(g) of the Investment Company Act of 1940, as amended (the "1940 Act"), and Rule 17g-1 promulgated thereunder by the U.S. Securities and Exchange Commission, pertaining to fidelity bond coverage.

Now Therefore, be it

Resolved, that pursuant to the requirements of Section 17(g) of the 1940 Act, and Rule 17g-1 promulgated thereunder, and after having given due consideration to said requirements, including but not limited to the following: (i) the aggregate value of the assets to be held by the funds of the Trust to which each officer or employee of the Trust may, singly or jointly with others, have access, either directly or through authority to draw upon such funds or direct generally the disposition of such assets; (ii) the type and terms of the arrangements made for the custody and safekeeping of the assets of the Trust; (iii) the nature of the securities in the investment portfolios of the funds of the Trust; (iv) the nature and method of conducting the operations of the Trust; and (v) the accounting procedures and contracts of the Trust, the Board hereby determines that a fidelity bond in the aggregate amount of seven hundred fifty thousand Dollars ($750,000), computed in accordance with the Schedule outlined under Rule 17g-1(d)(1), is reasonable and adequate coverage to protect the Trust against larceny or embezzlement by any one or more of such officers and/or employees; and

Further Resolved, that the Board approves the amount, type, form and coverage of the insured bond, naming as the insured party the Trust, in the aggregate amount of seven hundred fifty thousand Dollars ($750,000).

Date: March 6, 2018

/s/ Emily J. Bennett
Emily J. Bennett, Secretary

Subscribed before me this 6th day of March, 2018.       (NOTARY SEAL)

/s/ Nicole A. Abreu
Nicole A. Abreu, Notary Public,
Cook County, IL
My Commission Expires:  February 2, 2020